Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the  appropriate  box:
[ ]  Preliminary  Proxy  Statement
[X]  Definitive  Proxy Statement
[ ] Definitive  Additional  Materials
[ ] Soliciting Material Pursuant to Rules 14a-11(c) or 14a-12

                                ALYN CORPORATION
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                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

                        Common Stock, $.001 par value, of
                                ALYN CORPORATION
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     2)   Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

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     4)   Proposed maximum aggregate value of transaction:

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     5)   Total fee paid:

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[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filling by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
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                                ALYN CORPORATION
                                16761 HALE AVENUE
                            IRVINE, CALIFORNIA 92606

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 3, 1998

TO OUR STOCKHOLDERS:

     Please take notice that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Alyn Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Wednesday, June 3, 1998, at the Doubletree Hotel, 3050 Bristol Street, Costa Mesa, California 92626, for the following purposes:

     1. To elect six directors to hold office until the 1999 Annual Meeting of Stockholders;

     2. To ratify the appointment of Price Waterhouse LLP as independent accountants of the Company for its fiscal year ending December 31, 1998; and

     3. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

     Stockholders of record at the close of business on the record date, April 24, 1998, are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

                                       By Order of the Board of Directors

                                       /S/ WALTER R. MENETREY
                                       ----------------------
April 30, 1998                         Walter R. Menetrey
                                       Secretary


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YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED FORM OF PROXY IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.
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                                ALYN CORPORATION
                                16761 HALE AVENUE
                            IRVINE, CALIFORNIA 92606

                                 PROXY STATEMENT
                                     FOR THE
                1998 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JUNE 3, 1998


                               GENERAL INFORMATION

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Alyn Corporation, a Delaware corporation ("Alyn" or the "Company"), for use at the 1998 Annual Meeting of Stockholders scheduled to be held on Wednesday, June 3, 1998, at 10:00 a.m., local time, or any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the Doubletree Hotel, 3050 Bristol Street, Costa Mesa, California 92626. A form of proxy for use at the Annual Meeting and a return envelope for the proxy are also enclosed.

     Purpose of the Annual  Meeting.  It is proposed that at the Annual Meeting:
(i) six members of the Board of Directors be elected for terms expiring at the 1999 Annual Meeting of Stockholders; and (ii) the appointment by the Board of Directors of the independent accountants of the Company for fiscal year 1998 be ratified.

     The Company is not aware at this time of any other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote on those matters in accordance with their best judgment.

     Solicitation and Voting of Proxies; Revocation. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. The Board of Directors urges stockholders to complete, date, sign and return their proxies promptly whether or not they plan to attend the Annual Meeting. All duly executed and unrevoked proxies in the accompanying form that are received in time for the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated thereon. In the absence of such instructions, duly executed proxies will be voted "FOR" the election of the director nominees listed below and "FOR" the approval of the other proposals set forth in the Notice of Annual Meeting of Stockholders of the Company.

     The submission of a signed proxy will not affect a stockholder's right to attend, or to vote in person at, the Annual Meeting. A stockholder who executes a proxy may revoke it at any time before it is voted by filing a revocation with the Secretary of the Company, executing a proxy bearing a later date or by attending the Annual Meeting and voting in person. In accordance with applicable rules, boxes and a designated blank space are provided on the form of proxy for stockholders to mark if they wish either to withhold authority to vote for the nominees for director or abstain on the other matters presented for a vote of stockholders.

     The solicitation will be by mail, and may also be made personally or by telephone by directors, officers and employees of the Company, for which they will receive no compensation other than their regular compensation as directors, officers or employees, if any. All the expenses of the solicitation will be borne by the Company. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to beneficial owners of the Company's voting securities, and the Company will reimburse such brokerage houses and others for their reasonable expenses in so doing. This Proxy Statement and the enclosed proxy card are being mailed to stockholders beginning approximately May 4, 1998.

     Record Date; Voting Rights. Stockholders of record at the close of business on April 24, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were issued and outstanding 10,750,000 shares of Alyn common stock, $0.001 par value per share (the "Common Stock"). Holders of Common Stock are entitled to one vote for each share of Common Stock registered in their name. The presence at the Annual Meeting, in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum to transact business at the Annual Meeting. Matters to be voted upon at the Annual Meeting require the affirmative vote of a majority in voting power of the shares of Common Stock that are present in person or by proxy voting as a single class.

     In accordance with applicable Securities and Exchange Commission ("SEC") rules, designated blank spaces are provided on the form of proxy for stockholders to mark if they wish either to abstain on one or more of the proposals or to withhold authority to vote for any nominee for director. Under the rules of the principal stock exchanges, when brokers have not received instructions from their customers, brokers holding shares in street name have the authority to vote the shares on some matters, but not others. Such missing votes are called "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Since the Company's Certificate of Incorporation requires the affirmative vote of a majority of shares present, in person or by proxy, an abstention on the Company's proposal to ratify the selection of its auditors will have the practical effect of a negative vote since it represents one less vote for approval. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Under applicable Delaware law, broker non-votes will not be counted for purposes of determining total votes cast and thus will have no effect on the outcome of the election of the Board of Directors or the Company's other proposals.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Information concerning the nominees for election to the Company's Board of Directors is set forth below. Each nominee for election to the Board of Directors named below has consented to being named as a nominee and has agreed to serve if elected. If elected, each director would serve for a one-year term, expiring at the 1999 Annual Meeting of Stockholders. The persons identified as proxies on the enclosed form of proxy intend to vote each properly executed proxy "FOR" the election of the listed nominees for the ensuing terms or until their successors are elected and qualified, unless indicated otherwise in a properly executed form of proxy. If any of the named nominees is not available for election at the time of the Annual Meeting, discretionary authority will be exercised to vote for a substitute or substitutes unless the Board of Directors chooses to reduce the number of directors. Management is not aware of any circumstances that would render any nominee for director named below unavailable.

     Messrs. Price, Carden, Menetrey, Edelson, Markbreiter and Toledano are currently serving on the Company's Board of Directors. Mr. Toledano has been Chairman of the Board of the Company since January 1997. Mr. Price was appointed as a Director on April 14, 1998.

     The following information with respect to each nominee has been furnished to the Company by such nominee. The ages of the nominees are as of April 30, 1998.

     Steven S. Price, 42, has been President and Chief Executive Officer since April 20, 1998, and a Director since April 14, 1998. Mr. Price is Chairman of the Company's Executive Committee and a member of the Compensation Committee. From 1995 to April 1998, he was President of AlliedSignal Automotive Aftermarket, a division of AlliedSignal, Inc., which supplies automotive parts and products to retail, wholesale and installer sales channels. From 1993 to 1995, he was General Manager of the Residential Division of NIBCO Incorporated, a privately held manufacturer of plumbing fittings and valves. From 1989 to 1993, he was Vice President, Marketing for Black and Decker Corporation's subsidiary Kwikset Corporation and from 1987 to 1989, he was a Director, Sales and Marketing for Black and Decker's Power Tool Group. From 1977 to 1987, he was with The Procter and Gamble Company in various brand management and marketing positions. Mr. Price has a Bachelor of Arts degree in Economics from Brown University.

     Robin A. Carden, 40, is the founder of the Company and has been a Director since the Company's formation in 1990. Mr. Carden is a member of the Company's Executive Committee. From the Company's formation until April 1998, he was President and Chief Executive Officer. Prior to 1990, Mr. Carden was employed by Ceradyne Inc., a company engaged in the development and production of advanced ceramics products, as Senior Sales Engineer, and was engaged in developing civilian applications for advanced ceramics products originally developed for military use. Mr. Carden graduated from Long Beach State University with a Bachelor of Science degree. A number of United States patents have been issued to Mr. Carden.

     Walter R. Menetrey, 64, has been the Executive Vice President, Chief Operating Officer and a Director of the Company since May 1996. From August 1992 to April 1996, he worked as an independent management consultant to numerous companies engaged in, among other things, the security and software industries. Prior to July 1992, Mr. Menetrey was Chief Executive Officer of Meret, Inc., a company engaged in the manufacture and sale of fiber optics communication equipment. Mr. Menetrey received a Bachelor of Science degree in Physics and a Master of Science degree in Electrical Engineering from the California Institute of Technology.

     Harry Edelson, 61, has been a Director of the Company since May 1996. Mr. Edelson is Chairman of the Company's Audit Committee. Since 1984, Mr. Edelson has been the Managing Partner of Edelson Technology Partners, a series of four venture capital funds with ten large corporations as the limited partners. The focus of the funds is to provide the corporate partners with access to high technology products and services. One of the funds, Edelson Technology Partners III, is a principal stockholder of the Company. Edelson Technology Partners, through its related funds, has invested in approximately 80 companies involved in a wide range of technologies, including telecommunications, computers, semiconductors, specialty chemicals, environmental and publishing. Prior to founding Edelson Technology Partners, Mr. Edelson was a transmission engineer at AT&T, a senior computer engineer for UNISYS and a technology analyst for three leading investment banking firms, Merrill Lynch, Drexel Burnham Lambert and First Boston. Mr. Edelson has a Bachelor of Science degree in Physics from Brooklyn College and a Masters of Business Administration from New York University.

     Michael Markbreiter, 36, has been a Director of the Company since May 1996. Mr. Markbreiter is a member of the Company's Executive, Audit and Compensation Committees. Since August 1995, Mr. Markbreiter has been a portfolio manager for private equity investments for Kingdon Capital Management Corp., a manager of investment funds. In April 1994, he co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, he served as a portfolio manager for Kingdon Capital Management Corp. Prior to February 1993, he worked as an analyst at Alliance Capital Management Corp. Since December 1997, Mr. Markbreiter has been a Director of Global Pharmaceutical Corporation, a publicly traded generic pharmaceutical manufacturing company. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering.

     Udi Toledano, 47, has been a Director of the Company since May 1996 and Chairman of the Board since January 1997. Mr. Toledano is Chairman of the Company's Compensation Committee, and a member of the Company's Executive and Audit Committees. Mr. Toledano has been the President of Andromeda Enterprises, Inc., a private investment company, since December 1993. Prior to that he was the President of CR Capital Inc., a private investment company, for more than five years. Since May 1996, Mr. Toledano has been a Director of HumaScan Inc., a publicly traded medical device company, and since April 1995, he has been a Director of Global Pharmaceutical Corporation, a publicly traded generic pharmaceutical manufacturing company. Since July 1994, Mr. Toledano has been a Director of Universal Stainless & Alloy Products, Inc., a publicly traded specialty steel producing company. Mr. Toledano has a Bachelor of Science degree in Physics and a Masters of Business Administration from the Hebrew University of Jerusalem.

     Unless individual stockholders indicate otherwise, each returned proxy will be voted "FOR" the election to the Board of Directors of each of the six nominees named above.

Board of Directors Committees and Meetings

     During 1997, the Board of Directors held five meetings. All members of the Board of Directors attended all meetings. The Board of Directors has three standing committees: the Executive Committee; the Audit Committee; and the Compensation Committee.

     The Executive Committee has all the powers of the Company's full Board of Directors, except that it is not authorized to amend the Company's Certificate of Incorporation, declare any dividends or issue shares of capital stock of the Company. The Executive Committee consists of Messrs. Price (Chairman), Carden, Markbreiter and Toledano. The Executive Committee held three meetings in 1997. Following the Annual Meeting, if all nominees for director are elected, the Executive Committee is expected to consist of Messrs. Price, Carden, Markbreiter and Toledano.

     The Audit Committee was established in June 1996. The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent public accountants of the Company, review the scope of the annual audit and other services the independent auditors are asked to perform, review the report on the Company's financial statements following the audit, review the accounting and financial policies of the Company and review management's procedures and policies with respect to the Company's internal controls. The Audit Committee consists of Messrs. Edelson (Chairman), Markbreiter and Toledano. The Audit Committee held one meeting in 1997. Following the Annual Meeting, if all nominees for director are elected, the Audit Committee is expected to consist of Messrs. Edelson, Markbreiter and Toledano.

     The Compensation Committee held two meetings in 1997. Its functions are discussed in the Report on Executive Compensation which starts on page 13. The Compensation Committee consists of Messrs. Toledano (Chairman), Price and
Markbreiter. Following the Annual Meeting, if all nominees for director are elected, the Compensation Committee is expected to consist of Messrs. Toledano, Price and Markbreiter.

Compensation Committee Interlocks and Insider Participation

     The  Compensation  Committee  consists  of  Messrs.   Toledano,  Price  and
Markbreiter. Mr. Price is President and Chief Executive Officer of the Company. Mr. Toledano is Chairman of the Board of the Company.

Director Compensation

     Members of the Board of Directors of the Company presently receive no annual remuneration for acting in that capacity. The Company compensates its non-employee directors at the rate of $500 (plus reasonable expenses) for each attended meeting of the Board of Directors. Certain members of the Board of Directors of the Company are also eligible for the grant of options under the 1996 Stock Incentive Plan that provides for each non-employee Director (currently, Messrs. Edelson, Markbreiter and Toledano) to receive an initial grant of options to purchase 15,000 shares of Common Stock and an annual grant of options to purchase 10,000 shares of Common Stock.


       PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998, and has directed that the appointment of the independent accountants be submitted for ratification by the stockholders at the Annual Meeting. Price Waterhouse LLP has audited the Company's financial statements since 1996.

     Stockholder ratification of the appointment of Price Waterhouse LLP as the Company's independent accountants is not required by the Company's By-laws or otherwise. However, the Board of Directors is submitting the appointment of Price Waterhouse LLP to the stockholders for ratification as a matter of what it considers to be good corporate practice. If the stockholders fail to ratify the appointment, the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of the Company and its stockholders.

     Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

       The Board of Directors Recommends a Vote "FOR" Ratification of the
                   Appointment of Price Waterhouse LLP as the
              Independent Accountants for the Current Fiscal Year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned, as of April 4, 1998, by (i) each stockholder known to the Company to be a beneficial owner of more than 5% of the Common Stock, (ii) each director and nominee for director and (iii) the directors and officers of the Company as a group. Unless otherwise noted, all shares are owned directly with sole voting and dispositive powers.

                                                    Beneficial Ownership
                                                    --------------------
Name(1)                                      No. of Shares        % of Total
-------                                      -------------        ----------

Robin A. Carden                                  3,044,500             27.84%
Kingdon Capital Management Corp.(2)              2,488,000             22.76%
Udi Toledano(3)                                    577,667              5.28%
Herbert V. Turk(4)                                 560,000              5.12%
Harry Edelson(5)                                   541,667              4.95%
Walter R. Menetrey(6)                              242,650              2.22%
Steven S. Price(7)                                  80,000                  *
Richard Little(8)                                   20,000                  *
Michael Markbreiter(9)                              21,667                  *
All executive officers and directors
    of the Company as a                          3,940,150             36.04%
     group (seven persons)(10)


----------
*Less than 1%.

(1) The address for each of the persons in the table below is c/o Alyn Corporation, 16761 Hale Avenue, Irvine, California 92606.

(2) Includes shares of Common Stock held by M. Kingdon Offshore NV, Kingdon Associates, L.P. and Kingdon Partners, L.P. Does not include the shares of Common Stock underlying immediately exercisable options that appear in the table above opposite the name of Michael Markbreiter, a Director of the Company and an employee of Kingdon Capital Management Corp. Mr. Mark Kingdon is the sole shareholder, director and executive officer of Kingdon Capital Management Corp.

(3) Includes options immediately exercisable for 21,667 shares of Common Stock. Also includes 276,000 shares of Common Stock held by Mr. Toledano's wife and 80,000 shares of Common Stock held by a certain trust for the benefit of their minor children. Also includes an aggregate of 48,000 shares of Common Stock owned by certain other members of Mr. Toledano's family, with respect to which Mr. Toledano disclaims beneficial ownership.

(4) Includes 344,000 shares of Common Stock held by Mr. Turk jointly with his wife. Also includes 216,000 shares of Common Stock held by Mr. Turk's two adult daughters, with respect to which Mr. Turk disclaims beneficial ownership.

(5) Includes options immediately exercisable for 21,667 shares of Common Stock held by Mr. Edelson. Also includes 520,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson disclaims beneficial ownership.

(6)  Includes options immediately exercisable for 16,650 shares of Common Stock.

(7)  Includes options immediately exercisable for 80,000 shares of Common Stock.

(8)  Includes options immediately exercisable for 20,000 shares of Common Stock.

(9) Represents options immediately exercisable for 21,667 shares of Common Stock. Does not include 420,800 shares of Common Stock held by Kingdon Partners, L.P. 420,800 shares of Common Stock held by Kingdon Associates, L.P., and 1,246,400 shares of Common Stock M. Kingdon Offshore NV, with respect to which Mr. Markbreiter disclaims beneficial ownership.

(10) Includes options immediately exercisable for 161,650 shares of Common Stock. Does not include (i) 520,000 shares of Common Stock held by Edelson Technology Partners III, with respect to which Mr. Edelson, a Director, disclaims beneficial ownership, (ii) shares of Common Stock held by Kingdon Partners, L.P., Kingdon Associates, L.P. and M. Kingdon Offshore NV, with respect to which Mr. Markbreiter, a Director, disclaims beneficial ownership and (iii) 48,000 shares of Common Stock owned by certain members of Mr. Toledano's family, with respect to which Mr. Toledano, a Director, disclaims beneficial ownership.

                               EXECUTIVE OFFICERS

     See "Proposal 1 - Election of Directors" above for information pertaining to Messrs. Price and Menetrey, the Company's executive officers holding the offices of President and Chief Executive Officer and Executive Vice President and Chief Operating Officer, respectively. In addition to the foregoing executive officers, Mr. Richard L. Little serves as the Company's Vice President, Finance and Administration and Chief Financial Officer.

     Richard L. Little, 53, has been the Vice President, Finance and Administration and Chief Financial Officer of the Company since May 1997. Mr. Little was Executive Vice President of d'Essence Designer Fragrances, a marketer of fine perfumes and related products from 1995 to 1997 and President of d'essence International from 1996 to 1997. From 1994 to 1995, he was Chief Operating Officer and Chief Financial Officer of Graphix Zone, a publicly traded producer of CD-ROMS. In 1989, Mr. Little co-founded Bainbridge International Holdings, a merchant bank specializing in acquiring middle market companies. From 1986 to 1989, Mr. Little was Chief Financial Officer, Vice President Finance, Treasurer and Secretary of Teradata Corporation, a publicly traded manufacturer and marketer of supercomputers for managing very large data bases. Prior to joining Teradata, Mr. Little was Chief Financial Officer of Quotron Systems, a publicly traded provider of on-line financial information services. Mr. Little has a Bachelor of Science degree in Engineering and a Masters of Business Administration in Finance from the University of California, Los Angeles. He is also a CPA.

     Executive officers of the Company serve at the discretion of the Board. There are no family relationships between or among any of the Company's directors or executive officers.

Employment Agreements with Key Employees

     In April 1998, the Company entered into a two-year employment agreement with Steven S. Price, the Company's President and Chief Executive Officer. Subject to the termination provisions provided therein, the term of Mr. Price's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial two-year term. The employment agreement provides that Mr. Price's annual base salary shall be $200,000 during the initial year and not less than $200,000, as determined by the Compensation Committee, during the second year of the initial two-year term. In addition to his base salary during the initial two-year term, Mr. Price is entitled to an annual bonus of up to one hundred percent (100%) of his base salary, subject to a $100,000 minimum guarantee. He will also receive a Company paid personal term life insurance policy in an amount of not less than $1 million, reimbursement of certain relocation costs and a customary benefits package. The employment agreement provides that Mr. Price shall be granted options to purchase 400,000 shares of the Company's common stock, to be vested in the following amounts and at the times indicated: (I) 80,000 shares on the date of execution of his employment agreement; (ii) 80,000 shares on the last day of the first year of employment; and (iii) 40,000 shares upon completion of each succeeding six month period of employment for a period of three years. Under the termination provisions of Mr. Price's employment agreement, if he is not terminated for cause, he may not be terminated during the first year of his employment. If terminated during the second year of his employment other than for cause, he would be entitled to a twelve (12) month continuation of salary and benefits, plus the minimum guaranteed bonus. If terminated in the third year and thereafter other than for cause, he would be entitled to a six (6) month continuation of salary and benefits. The employment agreement prohibits Mr. Price from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.

     In May 1996, the Company entered into a three-year employment agreement with Robin A. Carden, then the Company's President and Chief Executive Officer. On April 20, 1998, Mr. Carden was replaced by Mr. Price as President and Chief Executive Officer. Subject to the provisions for termination provided in his May 1996 agreement, the term of Mr. Carden's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial three-year term, and for successive one-year terms thereafter for a maximum of 10 years. The employment agreement provides that Mr. Carden's annual base salary shall be determined by the Board of Directors, but in no event shall such annual salary be less than $150,000, which amount shall be increased annually in an amount equal to at least the annual Consumer Price Index. In addition to his base salary, Mr. Carden is entitled to bonus consideration and a customary benefits package. The employment agreement prohibits Mr. Carden from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.

     In May 1996, Walter R. Menetrey entered into a two-year employment agreement with the Company for the position of Chief Operating Officer. Subject to the termination provisions provided therein, Mr. Menetrey's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial two-year term, and for successive one-year terms thereafter. Mr. Menetrey's agreement has been renewed for its first one-year extension. His employment agreement provides for an annual base salary to be determined by the Compensation Committee of the Board of Directors, but in no event shall such annual salary be less than $100,000. In addition to an annual base salary, Mr. Menetrey's employment agreement provides for bonus consideration and a customary benefits package. In the event that the Company terminates the employment agreement without cause, Mr. Menetrey would be entitled to receive his base salary and benefits until the earlier of (i) the expiration of the then current term of the employment agreement without any further extensions or (ii) the date which is six months after the termination date. The employment agreement prohibits Mr. Menetrey from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.

     In May 1997, Richard L. Little entered into a one-year employment agreement with the Company for the position of Vice President, Finance and Administration and Chief Financial Officer. Subject to the termination provisions provided therein, Mr. Little's employment agreement shall automatically be renewed for a one-year term after the expiration of the initial term, and for successive one-year terms thereafter. Mr. Little's agreement has been renewed for its first one-year extension. His employment agreement provides for an annual base salary to be determined by the Compensation Committee of the Board of Directors, but in no event shall such annual salary be less than $135,000. In addition to an annual base salary, Mr. Little's employment agreement provides for a minimum annual bonus of $20,000 and a customary benefits package. In the event that the Company terminates the employment agreement without cause, Mr. Little would be entitled to receive his base salary and benefits until the earlier of (i) the expiration of the then current term of the respective employment agreement without any further extensions or (ii) the date which is two months after the termination date. The employment agreement prohibits Mr. Little from (i) competing with the Company for a period of two years following termination of employment with the Company and (ii) disclosing confidential information or trade secrets in any unauthorized manner.

                             EXECUTIVE COMPENSATION

     The following table sets forth information for the years indicated concerning the compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the two most highly paid executive officers, other than the Chief Executive Officer (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company during such period.

                            Salary Compensation Table

                               Annual Compensation

                                                                                   Number of
                                                                                   Securities
        Name and                                                 Other Annual      Underlying         All Other
   Principal Position        Year       Salary        Bonus      Compensation       Options        Compensation(1)
   ------------------        ----       ------        -----      ------------       -------        ---------------
Robin A. Carden              1997        $156,667      --             --               --              $ 6,900
 President and               1996         100,000    $28,500          --               --              310,895
 Chief Executive             1995          29,975      --             --               --                --
 Officer


Walter R. Menetrey           1997        $117,708      --             --               --                --
  Executive Vice             1996           5,000    $27,500          --            $50,000              --
  President and              1995         --           --             --              ---                --
  Chief Operating
  Officer

Richard L. Little            1997         $84,375    $20,000          --             60,000            $1,500
  Vice President,            1996         --           --             --               --                --
  Finance and                1995         --           --             --               --                --
  Administration
  and Chief
  Financial Officer

----------
(1) For 1997, represents car allowances for Mr. Carden of $6,900 and Mr. Little of $1,500. For 1996, represents Mr. Carden's $4,800 car allowance, $283,100 in deferred compensation and $22,995 interest on his loan to the Company.

Stock Option Grants and Exercise

     The following table sets forth information regarding stock options granted to each Named Executive Officer during fiscal year 1997 pursuant to the Company's 1996 Stock Option Plan.


                                               % of Total       Exercise or                       Grant Date
                                 Options      Awards Granted       Base                           Present
                                Granted(1)   to Employees in     Price(3)        Expiration      Value(4)
             Name                  (#)        Fiscal Year(2)      ($/Sh)            Date           ($/Sh)
             ----                  ---        --------------      ------            ----           ------
 Robin A. Carden                    --              --              --             --                --
 Walter R. Menetrey                 --              --              --             --                --
 Richard L. Little                60,000          26.1%            8.38         04/28/07           $5.44

-------------
(1) Options are granted at fair market value at date of grant and are exercisable in a series of three (3) equal and successive annual installments over the optionee's period of service with the Company, measured from the grant date, with the first installment exercisable one year from the grant date. Each option must be exercised within 10 years of the grant date, subject to earlier termination in the event of the optionee's termination of employment with the Company. An incentive stock option granted to a person owning more than 10% of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the grant date. For incentive stock options granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Value per share of Common Stock.

(2) A total of 260,500 options were granted for the fiscal year ended December 31, 1997. At December 31, 1997 524,500 shares were outstanding. Of these 138,894 options were exercisable. At December 31, 1997 there were 475,500 shares of common stock reserved under the plan for future stock option grants. In October 1996, the Company granted options for the purchase of 383,000 shares of common stock at the initial public offering price, all of which were outstanding at December 31, 1996. Of the options outstanding at December 31, 1996, 25,000 options with an exercise price of $13.50 were exercisable.

(3) The exercise price for each option granted under the 1996 Stock Option Plan shall not be less than 100% of the fair market value (the "Fair Value") per share of Common Stock on the date such option is granted, which with respect to the options granted to Mr. Little was equal to $8.38 per share. The exercise price may be paid in cash (by check), by transferring shares of Common Stock owned by the option holder and having a Fair Value on the date of surrender equal to the aggregate exercise price of the option or, solely with respect to options other than those granted to non-employee Directors, by cash payments in installments or pursuant to a full recourse promissory note, in either case, upon the terms and conditions as the Compensation Committee shall determine. Upon the exercise of any option, the Company is required to comply with all applicable withholding tax requirements.

(4) Represents grant date valuation computed under the Black-Scholes option pricing model adapted for use in valuing stock options. The actual value, if any, that may be realized will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there can be no assurance that the value realized will be at or near the value estimated by the Black-Scholes model. Grant date values were determined based in part on the following assumptions for 1997: risk-free rate of return of 6.28%, no dividend yield, expected life of 5 years, and historical volatility of 56.92%.

Option Exercises and Holdings as of December 31, 1997

         No stock options were exercised in fiscal year 1997 by any of the Named Executive Officers. The following table sets forth, as of December 31, 1997, the number of unexercised options held by each Named Executive Officer and the value thereof based on the closing price of the Common Stock of $10.50 on December 31, 1997.

             Aggregated Option/Warrant Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/Warrant Values

                                                Number of Unexercised            Value of Unexercised In-the-Money
                                           Options/Warrants at FY-End (#)        Options/Warrants at FY-End ($)(1)
Name                                          Exercisable/Unexercisable              Exercisable/Unexercisable
----                                          -------------------------              -------------------------
Robin A. Carden                                          0/0                                    0/0
Walter R. Menetrey                                  16,650/50,000                               0/0
Richard L. Little                                     0/60,000                               0/127,200

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(1)  Represents  (i) the  number of shares of Common  Stock  underlying  options
     (including options the exercise price of which was more than the market value of the underlying securities) multiplied by (ii) the closing price at December 31, 1997 of $10.50 minus the exercise price.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Andromeda Enterprises, Inc.

     Andromeda Enterprises, Inc., a Delaware corporation ("Andromeda"), received $60,000 from the Company in 1997 for sales, marketing and consulting services performed by Andromeda on behalf of the Company. Mr. Udi Toledano, a Director, principal stockholder and Chairman of the Board of the Company, is the President of Andromeda and, together with his wife, beneficially owns all of its outstanding capital stock.


                        REPORT ON EXECUTIVE COMPENSATION (1)

Introduction

     Three of Alyn's directors, Messrs. Toledano (Chairman), Price and Markbreiter, constitute the Compensation Committee, which, among other things, is responsible for (1) reviewing and approving salaries, benefits and bonuses for all executive officers of the Company; (2) reviewing and approving stock option grants to employees of the Company; and (3) reviewing and recommending to the Board of Directors matters relating to employee compensation and employee benefit plans. The Board of Directors did not modify or reject any action or recommendation of the Compensation Committee regarding compensation for the 1997 fiscal year.

     This report sets out the Company's executive compensation philosophy and objectives, describes the components of its executive compensation program and describes the bases on which 1997 executive compensation determinations were made with respect to the executive officers of the Company, including those named in the Summary Compensation Table preceding this report.

     Executive Compensation Philosophy and Objectives

     In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

     -    The Company must offer competitive  salaries to be able to attract and
          retain   highly-qualified   and   experienced   executives  and  other
          management personnel;

     - Executive cash compensation in excess of base salaries should be tied to Company and individual performance; and

     - The financial interests of the Company's executives should be aligned with the financial interests of the stockholders, primarily through stock option grants and incentive compensation.

     Compensation Program Components

     Consistent   with  the   Company's   executive   compensation   objectives,
compensation for its senior executives consists of three elements: an annual base salary, annual incentive compensation and long-term incentive compensation.

     Annual Base Salary. The Compensation Committee annually reviews each executive's base salary. Salary levels are generally targeted at and correspond to the median of the range of compensation paid by similarly situated companies. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are competitive within a range that the Compensation Committee considers to be reasonable and necessary to attract and retain qualified executives. Increases in base salary are primarily the result of individual performance, which includes meeting specific goals established by the Compensation Committee. The criteria used in evaluating individual performance varies depending on the executive's function, but generally include leadership inside and outside the Company; advancing the Company's interests with customers, vendors and in other business relationships; product quality and development; and advancement in skills and responsibility.

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1. Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the "Report on Executive Compensation" nor the material under the caption "Performance Measurement Comparison" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act of 1933, as amended.

     Annual Incentive Compensation. The Compensation Committee annually considers the performance of the Company and of each executive in determining the amount of cash compensation to be paid in excess of base salaries. The Compensation Committee also considers Management recommendations regarding bonus compensation for all other employees, which are also based upon Company and individual performance.

     Long-Term Incentive Compensation. The 1996 Stock Incentive Plan authorizes the Compensation Committee to make grants and awards of stock options to the Company's employees. The stock options are granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant, have a duration of ten years, and vest over three or four years. This approach is designed to motivate management to increase stockholder value over the long-term since, the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years. In determining the number of options awarded, the Compensation Committee considers competitive practices, the duties and scope of responsibilities of each officer's position and the amount and terms of options already held by management.

     Chief Executive Officer's Compensation. Mr. Carden's base salary was raised from $150,000 to $160,000 effective May 1, 1997. Due to his significant participation in the ownership of the Company, Mr. Carden did not receive a grant of stock options in 1997. Mr. Price, who was appointed Chief Executive Officer on April 20, 1998, has a base annual salary of $200,000, a guaranteed minimum bonus compensation of $100,000 per year and in April 1998 received options to purchase 80,000 shares of the Company's Common Stock.

Summary

     The Compensation Committee believes that the compensation program for the executives of the Company is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Compensation Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and stockholder value.

                                          The Compensation Committee

                                          Udi Toledano (Chairman)
                                          Steven Price
                                          Michael Markbreiter

                       Performance Measurement Comparison

         The following graph provides a comparison of the cumulative total shareholder return for the period from October 22, 1996 (the date on which the Common Stock was issued in the Company's initial public offering at $13.50 per share) through December 31, 1997 (assuming reinvestment of any dividends) among the Company, the NASDAQ Stock Market - U.S. Index and the Russell 2000 Index.

                 COMPARISON OF 12 MONTH CUMULATIVE TOTAL RETURN
           AMONG ALYN CORPORATION, THE NASDAQ STOCK MARKET-U.S. INDEX
         AND THE RUSSELL 2000 INDEX FOR PERIOD ENDING DECEMBER 31, 1997*


                                [GRAHPIC OMITTED]

* Assumes that the value of the investment in Alyn Corporation Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

         The foregoing graph is based upon the following data:

                             Cumulative Total Return

                                          12/31/96        3/31/97         6/30/97        9/30/97       12/31/97
                                          --------        -------         -------        -------       --------
ALYN CORPORATION                            100              86             110            124             97
NASDAQ STOCK MARKET - U.S. INDEX            100             100             108            125            124
RUSSELL 2000 INDEX                          100              94             109            125            121

                                  ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders is being provided to each stockholder of the Company with this Proxy Statement. Additional copies may be obtained without charge by writing to Alyn Corporation, 16761 Hale Avenue, Irvine, California 92606, Attention: Secretary.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires certain officers of the Company and its directors, and persons who own beneficially more than ten percent of any registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock of the Company with the SEC, the Nasdaq National Market and the Company. Based solely on a review of the reports and representations provided to the Company by the above-referenced persons, the Company believes that during 1997, all filing requirements applicable to its reporting officers, directors and greater than ten percent beneficial owners were properly and timely satisfied, except that Richard Little, the Company's Chief Financial Officer, did not timely file his Initial Statement of Beneficial Ownership on Form 3, which report has been subsequently filed. In making these statements, the Company has relied on representations of its directors, officers and greater than ten percent beneficial owners, and copies of reports they have filed with the SEC.


                              STOCKHOLDER PROPOSALS

     The eligibility of stockholders to submit proposals, the proper subjects of stockholder proposals and the form of stockholder proposals are regulated by Rule 14a-8 under Section 14 of the Securities Exchange Act of 1934, as amended. In accordance with regulations issued by the SEC, stockholder proposals intended for presentation at the 1999 Annual Meeting of stockholders must be received by the Company at its principal executive office, 16761 Hale Avenue, Irvine, CA
92606, no later than February 3, 1999, if such proposals are to be considered for inclusion in the Company's proxy statement for the 1999 Annual Meeting of stockholders. Each proposal submitted should include the full and correct name and address of the stockholder(s) making the proposal, the number of shares beneficially owned and their date of acquisition. If beneficial ownership is claimed, proof thereof should also be submitted with the proposal. The stockholder or his or her representative must appear in person at the annual meeting and must present the proposal, unless he or she can show good reason for not doing so.

                                  By Order of the Board of Directors

                                  /S/ WALTER R. MENETREY
                                  ----------------------
                                  Walter R. Menetrey
                                  Secretary